Exhibit 4.2

TYCO INTERNATIONAL GROUP S.A.,

TYCO INTERNATIONAL FINANCE S.A.,

TYCO INTERNATIONAL LTD.

AND

WILMINGTON TRUST COMPANY,
as Trustee

SUPPLEMENTAL INDENTURE 2008-1
Dated as of May 15, 2008

THIS SUPPLEMENTAL INDENTURE 2008-1 is dated as of May 15, 2008 among Tyco International Group S.A., a Luxembourg company (in liquidation) (“TIGSA”), Tyco International Finance S.A., a Luxembourg company (“TIFSA”), Tyco International Ltd., a Bermuda company (“Tyco”), and Wilmington Trust Company, as successor to The Bank of New York, as trustee (the “Trustee”).

RECITALS

A.                                  TIGSA executed and delivered to the Trustee an Indenture, dated as of November 12, 2003 (as heretofore amended, the “Indenture”), to provide for the issuance of the Securities.

B.                                    The Boards of Directors of TIGSA, TIFSA and Tyco have determined it is desirable to enter into this Supplemental Indenture.

C.                                    The entry into this Supplemental Indenture 2008-1 by the parties hereto is in all respects authorized by the provisions of the Indenture.

D.                                   Reference is made herein to (i) two Consent Solicitation Statements (the “Consent Solicitation Statements”), each dated April 11, 2008, relating to the 6.0% Notes due 2013 (which were issued under the Indenture) and certain other debt securities issued pursuant to an Indenture, dated as of June 9, 1998 and amended from time to time (as so amended, the “1998 Indenture”), and (ii) an Offering Memorandum, dated April 11, 2008, in connection with an offer to exchange offered to certain holders of debt securities issued under the 1998 Indenture (the “Offering Memorandum”).

NOW, THEREFORE, for and in consideration of the foregoing premises, TIGSA, TIFSA, Tyco and the Trustee mutually covenant and agree, subject to Section 2.5 hereof, for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:

ARTICLE I

Section 1.1                                  Waiver of Default or Event of Default.

Pursuant to Section 6.06 of the Indenture, any Default or Event of Default, and the consequences thereof, which may have arisen prior to April 11, 2008, including any alleged default or Event of Default arising from the series of transactions preparatory to and in connection with the separation of the electronics, healthcare and fire and security and engineered products and services businesses and related assets and liabilities of Tyco and its subsidiaries and the distribution of such electronics and healthcare businesses and related assets and liabilities to Tyco’s shareholders (the “Separation Transactions”) is hereby waived. Section 10.01 of the Indenture shall be amended to insert after the first use of the word “assets,” the following:  “(in one or more series of related transactions other than any transaction or series of related transactions that is the subject of the Existing Litigation or otherwise relates to the Separation Transactions).”

Section 1.2                                  Expenses.

The Company shall pay to the Trustee the actual legal fees and expenses incurred by or on behalf of the Trustee and holders of beneficial interests in the Securities arising from the Separation Transactions or the proceeding originally entitled The Bank of New York v. Tyco International Group S.A., No. 07 Civ. 4659 (SAS), pending in the United States District Court for the Southern District of New York, or any other legal proceeding arising out of the Separation Transactions (the “Existing Litigation”), that have been submitted in writing to the Company on or prior to the date of this Supplemental Indenture 2008-1; provided that in no event shall such amount, together with similar amounts owed in connection with the Indenture dated as of June 9, 1998, initially among TIGSA, Tyco and The Bank of New York, as supplemented, exceed $3,900,000 in the aggregate. Such payment shall be deemed to have satisfied all obligations of the Company under the Indenture relating to the reimbursement of fees and expenses arising from the Separation Transactions or the Existing Litigation.

Section 1.3                                  Additional Obligor.

Each of the parties to this Supplemental Indenture 2008-1 confirms that TIFSA expressly agreed to become and did become, effective as of May 31, 2007, a co-obligor with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Securities according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Company. In connection with TIFSA becoming such a co-obligor, the Company remained as an obligor and Tyco remained as Guarantor under the Indenture with respect to the Securities.

Section 1.4                                  Assumption and Succession.

Each of the parties to this Supplemental Indenture 2008-1 confirms that Tyco agreed to assume and did assume, as of June 1, 2007, all of the obligations of the Company under the Indenture, including the obligation to make the due and punctual payment of the principal of, premium, if any, and interest on all the Securities according to their tenor and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by the Company, and Tyco succeeded to, and was substituted for, the Company with the same effect as if Tyco had been named therein and TIGSA was discharged from all obligations and covenants under the Indenture and the Securities and may be liquidated and dissolved.

Section 1.5                                  Change of Control.

(a)                                 With respect to the Securities issued prior to and outstanding on April 11, 2008 (the “2003 Securities”), if a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the 2003 Securities, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the 2003 Securities to repurchase, at the Holder’s election, all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s 2003 Securities on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the 2003 Securities repurchased, plus accrued and unpaid interest, if any, on the 2003 Securities repurchased to the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the 2003 Securities describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such 2003 Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b)                                In order to accept the Change of Control Offer, the Holder must deliver (or otherwise comply with alternative instructions in accordance with the procedures of the depositary) to the paying agent, at least five Business Days prior to the Change of Control Payment Date, its 2003 Security together with the form entitled “Election Form” (which form is annexed hereto as Exhibit A) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

(i)                                    the name of the Holder of such Security;

(ii)                                 the principal amount of such Security;

(iii)                             the principal amount of such Security to be repurchased;

(iv)                             the certificate number or a description of the tenor and terms of such Security;

(v)                                a statement that the Holder is accepting the Change of Control Offer; and

(vi)                             a guarantee that such Security, together with the form entitled “Election Form” duly completed, will be received by the paying agent at least five Business Days prior to the Change of Control Payment Date.

(c)                                 Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of a 2003 Security, but in that event the principal amount of such Security remaining outstanding after repurchase must equal an integral multiple of $1,000.

(d)                                On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)                                    accept for payment all 2003 Securities or portions of such 2003 Securities properly tendered pursuant to the Change of Control Offer;

(ii)                                deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 2003 Securities or portions of such 2003 Securities properly tendered; and

(iii)                              deliver or cause to be delivered to the Trustee the 2003 Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of 2003 Securities or portions of such 2003 Securities being repurchased.

(e)                                 The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all 2003 Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any 2003 Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(f)                                   The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2003 Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations prohibit any portion of the Change of Control Offer provisions of the 2003 Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under such portion of the Change of Control Offer provisions of the 2003 Securities by virtue of any such compliance.

(g)                                For purposes of the Change of Control Offer provisions of the 2003 Securities, the following terms are applicable:

“Change of Control” means the occurrence on or after April 11, 2008 of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions (other than any transaction or series of related transactions that is the subject of the Existing Litigation or otherwise relates to the Separation Transactions), of all or substantially all of the assets of Tyco and its subsidiaries, taken as a whole, to any person, other than Tyco or a direct or indirect wholly-owned subsidiary of Tyco; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Tyco’s outstanding Voting Stock or other Voting Stock into which Tyco’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) Tyco consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Tyco, in any such event pursuant to a transaction in which any of Tyco’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Tyco’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of Tyco’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to Tyco’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (1), (2) or (5) above if (i) Tyco becomes a direct or indirect wholly-owned subsidiary of a holding company or a holding company becomes the successor to Tyco under Section 10.02 of the Indenture pursuant to a transaction that is permitted under Section 10.01 of the Indenture and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction (or a series of related transactions) are substantially the same (and hold in the same proportions) as the holders of Tyco’s Voting Stock immediately prior to that transaction. The term “person,” as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of Tyco’s Board of Directors who (1) was a member of such Board of Directors on April 11, 2008 or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Existing Litigation” means the proceeding originally entitled The Bank of New York v. Tyco International Group S.A., No. 07 Civ. 4659 (SAS), pending in the United States District Court for the Southern District of New York.

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the 2003 Securities or fails to make a rating of such 2003 Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the 2003 Securities is lowered by at least two of the three Rating Agencies and such 2003 Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of such 2003 Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or Tyco’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“Separation Transactions” means the series of transactions preparatory to and in connection with the separation of the electronics and healthcare businesses and related assets and liabilities of Tyco and its subsidiaries and the distribution of such electronics and healthcare businesses and related assets and liabilities to Tyco’s shareholders.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such Person.

(h)                                The provisions of Article Three of the Indenture shall apply to the Change of Control Offer provisions of this Supplemental Indenture 2008-1 except as and to the extent otherwise specified herein.

ARTICLE II

MISCELLANEOUS

Section 2.1                                  Definitions.

Capitalized terms used but not defined in this Supplemental Indenture 2008-1 shall have the meanings ascribed thereto in the Indenture.

Section 2.2                                  Confirmation of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture 2008-1, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture 2008-1 and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3                                  Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture 2008-1.

Section 2.4                                  GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE 2008-1 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 2.5                                  Effectiveness.

This Supplemental Indenture 2008-1 shall become effective upon (i) execution by the

TIGSA, TIFSA, Tyco and the Trustee, (ii) the payment of the fees and expenses described in Section 1.2 above, (iii) the payment, pursuant to the terms of the Consent Solicitation Statements and the Offering Memorandum, of the “Consent Payments” (as defined in the relevant document), and (iv) satisfaction of the Order Condition and General Conditions (each as defined in the Consent Solicitation Statements and the Offering Memorandum) or the waiver thereof by TIFSA and Tyco. To evidence such satisfaction or waiver, Tyco shall provide an Officers’ Certificate to the Trustee certifying that such satisfaction or waiver has occurred.

Section 2.6                                  Counterparts.

This Supplemental Indenture 2008-1 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7                                  No Benefit.

Nothing in this Supplemental Indenture 2008-1, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Securities, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture 2008-1 or the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture 2008-1 to be duly executed all as of the day and year first above written.

TYCO INTERNATIONAL GROUP S.A.

By:	/s/ BDO Compagnie Fiduciaire
Name: BDO Compagnie Fiduciaire
Title: Liquidator

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Enrica Maccarini
Name: Enrica Maccarini
Title: Managing Director

TYCO INTERNATIONAL LTD.

By:	/s/ Christopher J. Coughlin
Name: Christopher J. Coughlin
Title: Executive Vice President & Chief Financial Officer

WILMINGTON TRUST COMPANY,
as Trustee

By:	/s/ Patrick J. Healy
Name: Patrick J. Healy
Title: Vice President

Exhibit A

ELECTION FORM

TO BE COMPLETED ONLY IF THE HOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned,                                                                                                                                           , at                                                                                                                                                            (please print or typewrite name and address of the undersigned).

For this election to accept the Change of Control Offer to be effective, the undersigned must (A) deliver, at the address of the paying agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the within Security, either (i) this Security with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed will be received by the paying agent at least five Business Days prior to the Change of Control Payment Date or (B) otherwise comply with alternative instructions in accordance with the procedures of the depositary. The address of the paying agent is Rodney Square North; 1100 North Market Street; Wilmington, DE 19890-1600; Attention:  Corporate Client Services.

If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be $1,000 or an integral multiple of $1,000 in excess thereof) which the Holder elects to have repurchased: $                       .

Holder:

By:
Name:
Title: